Exhibit 99.1

MEDIA	INVESTORS

HANNAH GROVE 617 664 3377	KELLEY MACDONALD 617 664 3477

ARLENE ROBERTS 617 664 3933

WILLIAM HUNT RETURNS TO LEAD STATE STREET GLOBAL ADVISORS

Appointment Leverages Hunt’s Depth of Experience across State Street’s Businesses

BOSTON, January 31, 2005 — State Street Corporation (NYSE:STT), the world’s leading provider of services to institutional investors, announced today the appointment of William W. Hunt, age 42,  as president and chief executive officer of State Street Global Advisors (SSgA), the company’s asset management arm.  Hunt, who will report to Ronald E. Logue, chairman and chief executive officer of State Street, assumes the role, effective immediately, from Timothy B. Harbert who passed away in August 2004.

“Bill has a proven track record and years of experience building business in various assignments while at SSgA,” said Logue. “One of the greatest strengths of the group he is rejoining is its team approach and focus on exceeding customers’ expectations.  This success was evident in 2004, when SSgA’s assets under management grew by 22 percent. As a member of our senior management team for more than a decade, Bill has a keen understanding of the dynamics that have fueled this success and is committed to building on this outstanding performance.”

Hired by Harbert to join SSgA in 1994 as managing director of its Tokyo office, Hunt went on to become CEO for all of State Street in Japan including its investor services and global markets businesses.  In 2001 he returned to Boston to oversee SSgA’s international business. Most recently, Bill was head of the company’s Global Relationship Management group, which is responsible for managing State Street’s largest customer relationships. He will continue to serve as a member of State Street’s Operating Group, its most senior strategy and policy making team.

“I am honored to return to SSgA to lead this exceptional group,” said Hunt.  “Our collective goal will be to build on SSgA’s nearly 30-year track record of industry-leading innovation, performance and quality.  Our global growth strategy will be aimed at increasing our already dominant market share and becoming an even stronger contributor to State Street’s performance overall.”

SSgA began in 1978 with a small team of investment professionals primarily managing index funds. Today, with $1.4 trillion in assets under management and more than 1,500 employees worldwide, the group offers more than 200 investment strategies across the risk spectrum including indexing, quantitative and fundamental active and enhanced.

New business contributed significantly to the growth in assets under management in 2004. SSgA added $145 billion in net contributions and continued to see increasing interest in active and enhanced strategies. More than 70 percent of the new revenue came from non-passive mandates.

Prior to joining State Street, Hunt was with the American International Group (AIG), where he served as senior investment officer for Japan and Korea.  He holds a bachelors degree from Bates College in Maine and a masters of international business from the University of South Carolina.

State Street Global Advisors, the investment management group of State Street Corporation, delivers investment strategies and integrated solutions to clients worldwide across every asset class, investment approach and style. With $1.4 trillion in investment programs and portfolios, State Street Global Advisors has investment centers in Boston, Hong Kong, London, Montreal, Munich, Paris, Singapore, Sydney, Tokyo, and Zurich, and offices in 28 cities worldwide.  For more information, visit State Street Global Advisors at www.ssga.com.

State Street Corporation (NYSE: STT) is the world’s leading specialist in providing institutional investors with investment servicing, investment management and investment research and trading. With $9.5 trillion in assets under custody and $1.4 trillion in assets under management as of December 31, 2004, State Street operates in 25 countries and more than 100 markets worldwide. For more information, visit State Street’s web site at www.statestreet.com.

This news announcement contains forward-looking statements as defined by United States securities laws, including statements about the financial outlook and business environment.  Those statements are based on current expectations and involve a number of risks and uncertainties, including those related to the pace at which State Street adds new clients or at which existing clients use additional services, the value of global and regional financial markets, the pace of cross-border investment activity, changes in interest rates, the pace of worldwide economic growth and rates of inflation, the extent of volatility in currency markets, consolidations among clients and competitors, State Street’s business mix, the dynamics of markets State Street serves, and State Street’s success at integrating and converting acquisitions into its business. Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in State Street’s 2003 annual report and subsequent SEC filings.  State Street encourages investors to read the Corporation’s annual report, particularly the section on factors that may affect financial results, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision.  The forward-looking statements contained in this press release speak only as of the date hereof, January 31, 2005, and the Corporation will not undertake efforts to revise those forward-looking statements to reflect events after this date.